                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)



                          NetScreen Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   64117V 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001

--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [_]  Rule 13d-1(b)

         [_]  Rule 13d-1(c)

         [X]  Rule 13d-1(d)






















*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13G


CUSIP No. 64117V 10 7                                        Page 1 of 3 Pages

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

      Feng Deng
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      People's Republic of China
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            3,926,000
      SHARES       -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
     OWNED BY        6
       EACH               184,000
    REPORTING      -----------------------------------------------------------
     PERSON               SOLE DISPOSITIVE POWER
      WITH           7
                          3,926,000
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8    184,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,110,000*
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)

              5.6%                                                   [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------





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                                  SCHEDULE 13G

-----------------------------                       ----------------------------
CUSIP No.  64117V 10 7                              Page   2    of     3   Pages
          -------------------
-----------------------------                       ----------------------------



Item 1.           (a) Name of Issuer:
                      --------------

                      NetScreen Technologies, Inc.

                  (b) Address of Issuer's Principal Executive Offices:
                      -----------------------------------------------

                      350 Oakmead Parkway
                      Sunnyvale, California 94085

Item 2.           (a) Name of Person Filing:
                      ---------------------

                      Feng Deng

                  (b) Address of Principal Business Office:
                      ------------------------------------

                      350 Oakmead Parkway
                      Sunnyvale, California 94085

                  (c) Citizenship:
                      -----------

                      People's Republic of China

                  (d) Title of Class of Securities:
                      ----------------------------

                      Common Stock

                  (e) CUSIP Number:
                      ------------

                      64117V 10 7

Item 3.           Not applicable.

Item 4.           Ownership.

                  (a) Amount beneficially owned:   4,110,000*
                      -------------------------

                  (b) Percent of class:    5.6%
                      ----------------

                  (c) Number of shares as to which the person has:
                      -------------------------------------------

                      (i)    Sole power to vote or to direct the vote: 3,926,000
                      (ii)   Shared power to vote or to direct the vote:
                             184,000
                      (iii)  Sole power to dispose or to direct the disposition
                             of:   3,926,000
                      (iv)   Shared power to dispose or to direct the
                             disposition of:    184,000

                  * Includes 3,876,000 shares owned by D & H Family Trust, 4,045 shares owned by Mr. Deng's wife, Birong Hu, 45,955 shares owned by the Birong Hu Retained Annuity Trust, 45,955 shares owned by the Feng Deng Retained Annuity Trust, and 40,000 shares owned by the Alex Kai Deng 2000 Irrevocable Trust.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not applicable.

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person.

                  Not applicable.

                                  SCHEDULE 13G

-----------------------------                    -------------------------------
CUSIP No. 64117V 10 7                            Page   3     of    3     Pages
          -------------------                        --------    --------
-----------------------------                    -------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10.          Certifications.

                  Not applicable.





                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 7, 2002                    By:        /s/ Feng Deng
                                                --------------------------------
                                                         Feng Deng